UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 30, 2006
VNUS Medical Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50988	94-3216535

(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
2200 Zanker Road, Suite F
San Jose, California 95131
(Address of Principal Executive Offices) (Zip Code)
(408) 473-1100
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
     On January 24, 2006, we entered into a Distributor Agreement with Medtronic USA, Inc., a Minnesota corporation (“Medtronic”), pursuant to which we were granted, with limited exceptions, the exclusive right to distribute Medtronic’s U-ClipTM anastomotic devices (the “Devices”) within the United States vascular surgery procedures market. Medtronic retained the right to distribute the Devices to its existing customers that refuse to become our customers and to sell the Devices as part of a kit or in combination with other Medtronic products, in each case, other than Devices that are to be used in arterial-venous access grafts (AVG), arterial-venous access fistulas (AVF), and peripheral bypass procedures. We are obligated to use our commercially reasonable efforts to promote, sell and support the Devices in the United States and to provide post-sale delivery, instruction, and training to our customers. We are also required to purchase minimum annual requirements of the Devices and may not sell any Devices obtained from a source other than Medtronic.
     The agreement became effective on January 24, 2006, has an initial term of five years and will automatically renew for two additional 12-month terms unless either party gives proper notice of termination. Under the agreement, we cannot sell, promote or manufacture products competitive with the Devices within the United States which may be used to create anastomoses or vascular approximation.
Item 9.01     Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Document
99.1	Press Release of VNUS Medical Technologies, Inc., dated January 30, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VNUS MEDICAL TECHNOLOGIES, INC.
Date: January 30, 2006	By	/s/ Charlene A. Friedman
Charlene A. Friedman
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Document
99.1	Press Release of VNUS Medical Technologies, Inc., dated January 30, 2006.